        As filed with the Securities and Exchange Commission on May 25, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEVITY HR, INC.
(Exact Name of Registrant as Specified in Its Charter)

_________________

Florida	65-0735612
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 301 Boulevard West
Bradenton, Florida 34205
(Address of Principal Executive Offices) (Zip Code)
_________________

GEVITY HR, INC. 2005 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Gregory M. Nichols
Senior Vice President and General Counsel
600 301 Boulevard West
Bradenton, Florida 34205
(Name and Address of Agent for Service)

(941) 741-4300
(Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications to:
G. William Speer
Powell Goldstein LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 572-6600

_________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $.01 per share.........................	2,000,000 shares	$17.02	$34,040,000	$4,006.51

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Equity Incentive Plan described herein as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s Common Stock.

(2)	The average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq National Market for May 24, 2005.

(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

The Exhibit Index appears after the Signature Page of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 have been or will be delivered to participants of the Gevity HR, Inc. 2005 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission, are incorporated herein by reference as of their respective dates and are a part hereof:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed March 16, 2005;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 9, 2005;

(3)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above; and

(4)	The description of our common stock, par value $.01 per share, as contained in our Amendment No. 1 to Registration Statement on Form 8-A/A, filed by us on May 25, 2005, which amends our Registration Statement on Form 8-A filed June 13, 1997 (Commission File No. 000-22701), and in any amendment or report filed for the purpose of amending such description.

        Additionally, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Officers and Directors.

        Our articles of incorporation require us, to the fullest extent permitted or required by Florida law, to indemnify our directors and officers against any and all liabilities incurred by reason of the fact that such person was or is a director or officer of our company or was serving at the request of our company in the same or a similar capacity for any other corporation, partnership or other entity. Generally, Florida law permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The right to indemnification granted in our articles of incorporation is not exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a director or officer may be entitled under any written agreement, board resolution, vote of shareholders, Florida law or otherwise.

        We have also entered into agreements with each of our current directors and executive officers pursuant to which we are obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements provide that no indemnification will be provided and all advanced expenses will be repaid to us by a director or executive officer: (a) if a final adjudication establishes that the indemnified actions or omissions were material to the cause of action and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his or her actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under Florida law; or (iv) willful misconduct or a conscious disregard for the just interests of our company in a derivative or shareholder action; (b) for liability under Section 16(b) of the Securities and Exchange Act of 1934, as amended; or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

        The Exhibits to this Registration Statement are listed in the Exhibit Index which appears after the Signature Page of this Registration Statement.

Item 9. Undertakings.

      We hereby undertake:

    (1)        to file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided that if the information required in clauses (i) and (ii) above to be included in a post-effective amendment hereto is contained in one or more periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act, no post-effective amendment hereto shall be required;

    (2)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Additionally, we hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on this the 25th day of May 2005.

GEVITY HR, INC.

By: /s/ Erik Vonk

Erik Vonk
Chief Executive Officer and Director

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Peter C. Grabowski and Gregory M. Nichols as their true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: May 25, 2005	/s/ Erik Vonk

Erik Vonk
Chairman of the Board, Chief Executive Officer

Dated: May 25, 2005	/s/ Peter C. Grabowski

Peter C. Grabowski
Chief Financial Officer (Principal Accounting Officer)

Dated: May____, 2005

George B. Beitzel
Director

Dated: May 18, 2005	/s/ Darcy E. Bradbury

Darcy E. Bradbury
Director

Dated: May____, 2005

James E. Cowie
Director

Dated: May 18, 2005	/s/ A.D. Frazier

A.D. Frazier
Director

Dated: May 25, 2005	/s/ Jonathan H. Kagan

Jonathan H. Kagan
Director

Dated: May____, 2005

David S. Katz
Director

Dated: May 19, 2005	/s/ James F. Manning

James F. Manning
Director

Dated: May____, 2005

Jeffrey A. Sonnenfeld
Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Articles of Amendment and Restatement of the Articles of Incorporation, as filed with the Secretary of State of the State of Florida on August 12, 2004 (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed November 9, 2004 and incorporated herein by reference).

3.2	Third Amended and Restated Bylaws, dated February 16, 2005 (filed as Exhibit 3.01 to the Company's Current Report on Form 8-K filed February 22, 2005 and incorporated herein by reference.

4.1	Gevity HR, Inc. 2005 Equity Incentive Plan (attached as Exhibit B to the Registrant's definitive Proxy Statement on Schedule 14A, filed April 8, 2005, and incorporated herein by reference)

4.2	Rights Agreement dated as of April 23, 2002 between the Registrant and American Stock Transfer & Trust Company, and Exhibits thereto (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A filed April 25, 2002 and incorporated herein by reference).

4.3	First Amendment and Supplement to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, dated March 5, 2003 (filed as Exhibit 99.4 to the Company's Current Report on Form 8-K filed March 6, 2003 and incorporated herein by reference).

4.4	Form of employee option award under the Gevity HR, Inc. 2005 Equity Incentive Plan*.

4.5	Form of director option award under the Geveity HR, Inc 2005 Equity Incentive Plan*.

4.6	Form of employee restricted award under the Gevity HR, Inc. 2005 Equity Incentive Plan*.

4.7	Second Amendment and Supplement to the Rights Agreement between the Company and American Stock Transfer & Trust Company, dated June 6, 2003 (filed as Exhibit 99.7 to the Company’s Current Report on Form 8-K filed June 10, 2003 and incorporated herein by reference).

5.1	Opinion of Powell Goldstein LLP*.

23.1	Consent of Powell Goldstein LLP (included in Exhibit 5.1 hereto)*.

23.2	Consent of Deloitte & Touche LLP*.

24.1	Power of Attorney (contained on signature page)*.

*	Filed herewith.